162 (7-85) GPC

                                                           162-0159-90 (Stamped)

                              GAS PURCHASE CONTRACT
                              ---------------------

     THIS  AGREEMENT, made and entered into this    22 day of __JUNE__,19_92_,by
                                                 -----          ----      --
and between WARREN PETROLEUM COMPANY, a Division of Chevron U.S.A. Inc., hereinafter referred to as "Buyer", and JUBILEE OIL & GAS CORPORA'I'ION, hereinafter referred to as "Seller";

WITNESSETH:

     WHEREAS, Seller owns and holds one or more valid and subsisting oil and/or gas mining leases covering the following described lands situated and being within the County of Ward, State of Texas, to-wit:

     Pennzoil  Hartwich  Lease     -     Section  219,  Block  34,  H&TC Survey

and,

     WHEREAS, Seller is operating the above-described properties and certain wells on said lands are productive, of what is termed casinghead gas, and/or gas well gas, and Seller desires to sell the gas which may hereafter be produced from wells located on said premises; and,

     WHEREAS,  Buyer  desires  to  purchase  said  gas;
     NOW, THEREFORE, in consideration of the mutual covenants and agreements to be kept and performed by the parties, Seller hereby grants, bargains, sells, and agrees to deliver to Buyer and further agrees to purchase and take from Seller, subject to the stipulations and conditions hereinafter specified, Seller's interest in gas now or hereafter Produced from wells on the lands hereinabove described.

1.     PURPOSE-  The  gas  hereby  sold  is conveyed to Buyer for the purpose of
       -------
extracting therefrom liquid hydrocarbons. Seller agrees that prior to delivery to Buyer, the gas shall not be processed other than in a conventional mechanical gas oil separator or separators, operating with no internal piping for heat interchange. The term "gas' as used throughout this contract means gas issuing from oil wells or gas produced from gas wells as classified by the Texas Railroad Commisson.

2.     DELIVERY  PLACE-  The  delivery  of gas shall he made at vapor tight flow
       ---------------
ranks and/or gas traps furnished by Seller and/or at the casingheads of the wells. Buyer may, with Seller's consent, install equipment acceptable to Seller on Seller's storage links for the purpose of saving and utilizing vapors therefrom, which vapors for the purpose of this contract shall he considered gas.

3.     DELIVERY  DATE-  The  delivery  and reception of said gas hereunder shall
       --------------
begin on or before sixty (60) days from the date this contract, signed by Seller, is received by Buyer at its offices in Tulsa, Oklahoma. If Buyer fails to accept and/or agree to pay for said gas by said date, Seller's sole remedy shall be the right to cancel this contract any time thereafter before actual utilization begins by serving ten (10) days' written notice on Buyer, in which event this contract shall terminate at the end of said ten-day period unless on or before the last day thereof Buyer either starts receiving said gas or agrees to pay for the same as though received.


                                                          (HAND WRITTEN)C-162158
                                                           -------------

                                                                   162(7-85)/GPC
                                                     (HAND STAMPED)  162-0159-00

4.     LEAN  AND  FLUSH  GAS- Buyer agrees to take all the gas testing more than
       ---------------------
0.50 gallons of gasoline to one thousand (1,000) cubic feet of gas, provided that during flush gas production and during periods of curtailment by the residue gas purchaser or purchasers Buyer shall only be obligated to take gas ratably as to quantity with all other casinghead gas connected to its gathering line and only obligated to take gas well gas ratably with other gas well gas of the same type connected to Buyer's plant. A flush gas condition is hereby defined to exist whenever Buyer's gathering line or plant is of insufficient capacity to gather or process all of the gas connected thereto. Unless Buyer within six (6) months from the commencement of such excess production arranges to take or pay for any part or all of such excess gas, Seller shall have the right to dispose of any such excess gas not taken or paid for by Buyer.
4.     RESIDUE  GAS-  The  term 'residue gas' is defined as and shall be any gas
       ------------
connected to Buyer's plant gas gathering system which is sold before processing or which is discharged in the form of gas from the gas processing facility. Buyer shall not be obligated to return residue gas to Seller's lease for use in the development and operation of such lease, though Buyer may do so at any time that it so elects. Until such time as Buyer does return residue gas to Seller's lease, Seller may use gas produced from said lease for the purpose of developing and operating the lease, excluding the use of gas for gas lifting or for pressure maintenance and/or cycling operations. Upon Buyer's election to return residue gas, Buyer agrees to return to the nearest boundary line of Seller's lease, heretofore described, sufficient residue gas for developing and operating said lease, the amount of such gas not to exceed an amount equal to the "residue gas remaining" as hereinafter determined, provided that in the event the "residue gas remaining" shall be insufficient in quantity for the purpose of developing and operating said lease, Seller hereby reserves the right to use gas from its lease sufficient in quantity to make up the deficiency. The volume of residue gas returned to Seller shall be computed on the same basis of measurement as provided in Paragraph 9, MEASUREMENT; provided, however, such volume of residue gas may, at Buyer's option, be estimated in accordance with methods followed generally in the natural gas processing industry. Utilization of said residue gas so delivered by Buyer shall be at Seller's risk. In the event Seller accepts and uses residue gas furnished by Buyer in excess of the amount of residue gas to which Seller is entitled, Seller shall pay Buyer for such gas at the weighted average price per MCF paid by the major purchasers of residue gas sold from Buyer's plant for the residue gas sold to such purchasers from said plant. In the event Seller accepts and uses gas other than residue gas in excess of the amount of residue gas to which Seller is entitled, Seller shall pay Buyer for such excess gas at Buyer's cost at point of delivery to Seller. Seller shall not permit wasteful use of gas returned hereunder. The term "wasteful use" shall include, but not by way of limitation, the use of gas as a working fluid in steam pumps or turbines and the burning of gas in open flares. The volume of "residue gas remaining" shall be determined by (1) multiplying the volume of said gas delivered from said lease by the applicable theoretical percentage as shown in the following table, the result being the "theoretical volume of residue gas remaining" from the gas delivered from said lease, (2) dividing the "total actual volume of residue gas remaining" (determined in the manner hereinafter provided) from all gas delivered to said plant by the total "theoretical volume of residue gas remaining" from all gas delivered to said plant (the latter being the sum of the theoretical volumes for all leases from which gas is delivered to said plant determined as to each lease in accordance with (1) above) and expressing the result in percentage, and (3) multiplying the "theoretical volume of residue gas remaining" from Seller's said lease by said last-mentioned percentage. The "total actual volume of residue gas remaining" from all gas delivered to said plant as used herein shall mean that volume of residue gas remaining, after the extraction of gasoline and additional products, from all gas processed in Buyer's plant, less the volume of residue gas necessary for plant operation. Said "total actual volume of residue gas remaining" shall be measured by suitable orifice meters of standard make to be installed and kept in repair by Buyer at the various points where the residue gas is delivered to producers and to purchasers (if not measured by purchasers) and to flare; provided, however, that Buyer shall not be required to measure the deliveries of small quantities of residue gas which would not, in Buyer's judgment, justify a meter installation and the volumes of such deliveries shall he estimated by Buyer in accordance with methods followed generally in the natural gas processing industry.

162-  0159-00  (STAMPED)                                        162(7-85)/GPC


Notwithstanding anything in this agreement to the contrary, Buyer, at its sole discretion, may at any time change the residue gas allocation procedure set forth herein to a procedure which takes into account the BTU content of the gas, thereby providing that the total BTU's in the actual Plant residue gas remaining will he allocated between leases/wells connected to the Plant on the basis of the theoretical BTU's remaining from each lease/well after the extraction of the products and the consumption of fuel. Likewise, Buyer may change the method of product allocation set forth herein to one based on the theoretical product content of the gas from each lease/well as determined by measurement and chromatographic analysis of the gas from each lease/well.


Theoretical Percentage of Gas Remaining as Residue After Extraction of Gasoline
-------------------------------------------------------------------------------
and Plant Use Based Upon Gasoline Content in Gallons per 1,000 Cubic Feet (GPM).
--------------------------------------------------------------------------------

GPM      %     GPM     %     GPM     %     GPM     %     GPM     %      GPM     %      GPM     %
----  -------  ----  ------  ----  ------  ----  ------  ----  ------  -----  ------  -----  -----
 .00    100.00  2.00   72.90  4.00   54.30  6.00   38.30  8.00   25.10  10.00   13.70  12.00   3.50
 .05     93.10  2.05   72.45  4.05   53.85  6.05   37.90  8.05   24.80  10.05   13.35  12.05   3.25
 .10     92.60  2.10   72.00  4.10   53.40  6.10   37.50  8.10   24.50  10.10   13.00  12.10   3.00
 .15     92.10  2.15   71.50  4.15   52.95  6.15   37.20  8.15   24.25  10.15   12.75  12.15   2.75
 .20     91.50  2.20   71.00  4.20   52.50  6.20   36.90  8.20   24.00  10.20   12.50  12.20   2.50
 .25     91.05  2.25   70.50  4.25   52.15  6.25   36.55  8.25   23.65  10.25   12.25  12.25   2.30
 .30     90.50  2.30   70.10  4.30   51.80  6.30   36.20  8.30   23.30  10.30   12.00  12.30   2.10
 .35     90.05  2.35   69.60  4.35   51.30  6.35   35.80  8.35   22.95  10.35   11.75  12.35   1.85
 .40     89.60  2.40   69.10  4.40   50.80  6.40   35.40  8.40   22.60  10.40   11.50  12.40   1.60
 .45     89.00  2.45   68.65  4.45   50.40  6.45   35.10  8.45   22.30  10.45   11.25  12.45   1.40
 .50     88.40  2.50   68.20  4.50   50.00  6.50   34.80  8.50   22.00  10.50   11.0O  12.50   1.20
 .55     87.85  2.55   67.70  4.55   49.65  6.55   34.45  8.55   21.70  10.55   10.75  12.55    .90
 .60     87.30  2.60   67.20  4.60   49.30  6.60   34.10  8.60   21.40  10.60   10.50  12.60    .60
 .65     86.80  2.65   66.70  4.65   48.85  6.65   33.80  8.65   21.10  10.65   10.25  12.65    .35
 .70     86.30  2.70   66.20  4.70   48.40  6.70   33.50  8.70   20.80  10.70   10.00  12.70    .10
 .75     85.75  2.75   65.75  4.75   47.95  6.75   33.15  8.75   20.55  10.75    9.75
 .80     85.20  2.80   65.30  4.80   47.50  6.80   32.80  8.80   20.30  10.80    9.50
 .85     84.70  2.85   64.90  4.85   47.15  6.85   32.50  8.85   20.05  10.85    9.25
 .90     84.20  2.90   64.50  4.90   46.90  6.90   32.20  8.90   19.80  10.90    9.00
 .95     83.65  2.95   63.95  4.95   46.35  6.95   31.85  8.95   19.50  10.95    8.75
1.00    83.10  3.00   61.40  5.00   45.90  7.00   31.50  9.00   19.20  11.00    8.50
1.05    82.50  3.05   62.95  5.05   45.50  7.05   31.15  9.05   18.85  11.05    8.25
1.10    81.90  3.10   62.50  5.10   45.10  7.10   30.80  9.10   18.50  11.10    8.00
1.15    81.50  3.15   62.00  5.15   44.75  7.15   30.50  9.15   18.20  11.15    7.70
1.20    80.90  3.20   61.50  5.20   44.20  7.20   30.20  9.20   17.90  11.20    7.40
1.25    80.40  3.25   61.00  5.25   43.85  7.25   29.95  9.25   17.60  11.25    7.20
1.30    79.90  3.30   60.50  5.30   43.50  7.30   29.50  9.30   17.30  11.30    7.00
1.15    79.45  3.35   00.15  5.35   43.05  7.35   29.25  9.35   17.05  11.35    6.75
1.40    79.00  3.40   59.80  5.40   42.60  7.40   29.00  9.40   16.80  11.40    6.50
1.45    78.50  3.45   59.30  5.45   42.25  7.45   28.65  9.45   16.50  11.45    6.25
1.50    78.00  3.50   58.80  5.50   41.90  7.50   28.30  9.50   16.20  11.50    6.00
1.55    77.50  3.55   58.15  5.55   41.55  7.55   28.00  9.55   16.00  11.55    5.80
1.60    77.00  3.60   57.90  5.60   41.20  7.60   27.70  9.60   15.80  11.60    5.60
1.65    76.50  3.65   57.40  5.65   40.80  7.65   27.30  9.65   15.50  11.65    5.35
1.70    76.00  3.70   56.90  5.70   40.40  7.70   26.90  9.70   15.20  11.70    5.10
1.75    75.50  3.75   56.55  5.75   40.15  7.75   26.70  9.75   14.95  11.75    4.95
1.80    75.00  3.80   56.20  5.80   39.90  7.80   26.50  9.80   14.70  11.80    4.60
1.85    74.50  3.85   55.75  5.85   39.50  7.85   26.20  9.85   14.41  11.85    4.35
1.90    74.00  3.90   55.30  5.90   39.10  7.90   25.90  9.90   14.20  11.90    4.10
1.95    73.45  3.95   54.80  5.95   38.70  7.95   25.50  9.95   13.95  11.95    3.80


                                        3
                                                      (HAND WRITTEN)  C - 162158

                                                                  162 (7-85)/GPC

6.     DILUTFD  GAS-  Should  Seller's  operations under this paragraph create a
       ------------
condition which in the exclusive judgment of Buyer makes the taking and utilization of gas therefrom unprofitable to Buyer, or should such operations tend to endanger the plant or property of Buyer or the lives of Buyer's employees should such diluted or contaminated gas be taken, then Buyer, at its election, may discontinue taking the gas from the particular well or wells while being so operated.

7.       RIGHT  OF  WAY  - To the full extent that Seller is able to convey such
         --------------
rights, Seller hereby assigns and grants to Buyer an easement across the premises covered hereby to lay and maintain lines and to install, maintain and operate any equipment necessary to its operations hereunder and Buyer shall have the right of free entry for any purpose connected therewith. All lines and equipment placed by Buyer on said premises shall remain the property of Buyer and may he removed by Buyer before or within a reasonable time after the expiration of this Agreement.

8.     SETTLEMENT  TESTS-  The  gasoline  content per thousand cubic feet of gas
       -----------------
delivered to Buyer hereunder shall be determined by a field compression test, or chromatographic analysis, at Buyer's option, made in accordance with the official code of the Gas Processors Association for testing natural gas for gasoline content. The specific gravity shall be determined by the use of a gravitometer of the Ranarex type. The tests for gasoline content and specific gravity shall be made by Buyer semiannually except when, in the opinion of either party, a change in the method of operations of the lease will affect materially the gasoline content and specific gravity of the gas, in which event the tests shall be made at the demand of either party upon five (5) days' notice to the other party. Buyer shall notify Seller in writing ten (10) days previous to the semiannual tests in order that it may have a representative present to witness said tests and/or make joint tests with its own appliances. The content tests shall be computed to a standard pressure base of 14.65 pounds per square inch absolute and at a standard base temperature of sixty (60) degrees Fahrenheit.

9.     MEASUREMENT-  The gas delivered hereunder shall be measured by a suitable
       -----------
orifice meter, or meters, of standard make to be furnished, installed, and kept in repair by Buyer near tile point of delivery of such gas. Buyer may, at its option, install an electronic flow recorder to record the static and differential pressures, flowing temperature and volume of such gas. All gas volumes measured hereunder shall be computed to a standard pressure base of
14.65  pounds  per  square inch absolute at a standard base temperature of sixty
(60) degrees Fahrenheit. For purposes of measurement computations tile average atmospheric pressure shall be assumed to be 13.2 pounds per square inch and the average flowing temperature shall be assumed to be sixty (60) degrees Fahrenheit. All orifice coefficient computations shall be made in accordance with published procedures adopted as American National Standard, "Orifice Metering of Natural Gas," published as ANSI-API 2530 (Formerly prescribed by the API and published as API2530, including therein the American Gas Association Report No. 3 adopted in 1975 by API and further approved by the American National Standards Institute June 28, 1977) as amended or revised from time to time, except that the Reynolds Number, Expansion, and Manometer Factors shall each be considered as unity, and only those gas volumes measured at pressures of 100 pounds per square inch gauge or greater shall be corrected for deviation from Boyle's Law. Notwithstanding the foregoing, at Buyer's option the flowing temperature of the gas may be determined by means of a recording thermometer installed by and at the expense of Buyer. In the event Buyer elects to exercise such option, the arithmetical average of the recorded temperatures of the gas delivered during each month shall be deemed to be the temperature of such gas so delivered during such month. Buyer shall test, and if necessary adjust and repair, any meter installed by it hereunder at or about the time the tests for gasoline content are made. Said meter, or meters, shall be open to inspection at all times by Seller in the presence of Buyer. In case any question arises as to the accuracy of the meter measurement, said meter, or meters, shall be tested upon the demand of either party. The expense of such tests shall be borne by the party demanding same if the meter is found to be correct and by Buyer if found incorrect. A registration within 2% of correct shall be considered correct.


                                        4
                                                      (HAND WRITTEN)  C - 162158

                                                                  162 (7-85)/GPC

If at any time any of the measuring or testing equipment is found to be out of service, or registering inaccurately in any percentage, it shall be adjusted at once to read accurately, within the limits prescribed by the manufacturer. If such equipment is out of service, or inaccurate by an amount exceeding two percent (2%) at a reading corresponding to the average rate of flow for the period since the last preceding test, the previous readings of such equipment shall be disregarded for any period definitely known or agreed upon, or if not so known or agreed upon, for a period of sixteen (16) days or one-half (1/2) of the elapsed time since the last test, whichever is shorter. The volume of gas delivered during such period shall be estimated by:

(a) Using the data recorded by any check-measuring equipment if installed and accurately registering, or if not installed or registering accurately;
(b) By correcting the error if the percentage of error is ascertainable by calibration, test or mathematical calculation, or if neither such method is feasible;
(e) By estimating the quantity, or quality, delivered based upon deliveries under similar conditions during a period when the equipment was registering
accurately.                No  corrections  shall  be  made  for  recorded
inaccuracies  of  two  percent  (2%)  or  less.
If requested, Buyer shall send charts or flow computer unit data printouts to Seller for checking after which they shall be returned to Buyer.

10.    PRICE
       -----

A.     Natural  Gasoline  Value- The gasoline content values due each connection
       ------------------------
shall be determined by multiplying the "Total Gasoline Value" by a fraction, the numerator of which is the "Adjusted Gasoline Content of Each Connection" and the denominator of which is the "Adjusted Gasoline Content of All Connections," and then multiplying the result by whichever of the following percentages is applicable, to-wit:

     Monthly  Delivered  Volume  (MCF                             Percentage
     --------------------------------                             ----------

     Less  than  9,125                                                55%
     9,125  or  more,  but  less than 15,200                          60%
     15,200  or  more                                                 65%

The "Total Gasoline Value" shall be the total value invoiced for deliveries of natural gasoline.

The "Adjusted Gasoline Content of Each Connection" shall be determined by multiplying the "Gasoline Content Per Thousand Cubic Feet", as determined in accordance with Section 8 hereunder, by a fraction, the numerator of which shall be the "Actual Net Plant Production of Natural Gasoline" and the denominator of which shall be the "Gasoline Content of all Connections", then multiplying the result by the applicable measured volume of gas from each connection. The "Actual Net Plant Production of Natural Gasoline", expressed in gallons, shall be the total net deliveries of natural gasoline adjusted for change in inventory.

The "Adjusted Gasoline Content of All Connections" shall be the sum of the "Adjusted Gasoline Content of Each Connection" for all connections.

The "Gasoline Content of all Connections" shall be the sun or the products obtained by multiplying the "Gasoline Content Per Thousand Cubic Feet" of each connection by the applicable measured volume of gas from each connection.

                                        5
                                                      (HAND WRITTEN)  C - 162158

                                                                  162 (7-85)/GPC

B.     Additional  Products  Value-  The  additional  products  value  for  each
       ---------------------------
connection shall he determined by multiplying the "Total Additional Products Value" by a fraction, the numerator of which is the "Adjusted Gasoline Content of each Connection", as defined in Section 10-A, and the denominator of which is the "Adjusted Gasoline Content of all Connections", also as defined in 10-A, and then by whichever of the following percentages is applicable, to-wit:

     Monthly  Delivered  Volume  (MCF                            Percentage
     --------------------------------                            ----------
     less  than  9,125                                               55%
     9,125  or  more,  but  less  than  15,200                       60%
     15,200 or more                                                  65%

The "Total Additional Products Value" shall be the total value invoiced for deliveries of additional products. The value invoiced shall include any and all adjustments from prescribed quality specifications including but not limited to impurities and contamination claims, if allowed by Buyer, but shall not include any cash discounts.

Notwithstanding the foregoing, the individual liquid hydrocarbon products, delivered by Buyer into a pipeline operated by others or delivered to remotely located fractionation facilities owned by Buyer or remotely located storage owned by Buyer shall he deemed to have been sold; and each of said individual products except methane shall be priced for settlement purposes hereunder at an amount per gallon equal to the weighted average price per gallon paid by Buyer for all like product purchased by it under arms-length contracts from suppliers (other than any corporation more than 50% of the capital stock of which is owned directly or indirectly by Buyer or other entity which controls Buyer) and delivered during such settlement period into Chevron Pipe Line Company's (formerly Gulf Pipeline Company's) LPG Pipeline System at points west of Taylor County, Texas, for transportation to Buyer's MtBelvieu fractionation facilities. Methane, if any shall be priced at the same price as heretofore provided for ethane.

In the event such deliveries of said products to Buyer's remotely located fractionation or storage facilities are made as a composite stream or streams, the composition of such composite stream delivered during each accounting period hereunder shall be deemed to be the same as that revealed by a chromatographic analysis of a representative sample of such stream taken by Buyer during such month. Such samples shall be analyzed at Buyer's expense.

The parties hereto acknowledge that governmental regulations, both currently and prospectively, may limit the price Buyer may charge third parties for the respective liquid products attributable to the gas purchased hereunder. When so limited, Buyer may elect to pay Seller, notwithstanding the above paragraph, an amount equal to the applicable percentage of such limited price, multiplied by the volume of the subject product saved and sold at Buyer's Plant which is attributable to Seller's gas purchased hereunder.

C.     Residue  Gas  Sales Value - If the "residue gas remaining" (determined as
       -------------------------
heretofore provided) from Seller's gas shall he more than sufficient for the needs and requirements of Seller for development and operation purposes upon the premises from which said gas is produced, Buyer shall have the right to sell any or all of such surplus residue gas or to use such surplus residue gas in its operations. If Buyer sells any surplus residue gas remaining from the gas delivered hereunder, Buyer shall pay to Seller eighty percent (80%) of the "net proceeds received from the sale of such residue gas," hereinafter defined. The "net proceeds received from the sale of such residue gas" shall be deemed to be the gross proceeds received from the sale of such residue gas less Buyer's costs of treating, dehydrating, and compressing such gas to the pressure required for delivery to the purchaser thereof (whether treated, dehydrated, or compressed before or after processing in Buyer's plant), and less the cost of any transportation necessary to market the residue gas. For the purposes hereof, Buyer's said treating cost shall be deemed to be 0.5 per MCF, Buyer's said dehydration cost shall be deemed to be 0.25 per MCF, and Buyer's said compression cost shall be deemed to be 1.0 per MCF for each stage of compression.

In the event Buyer should elect to utilize the surplus residue gas attributable to the gas delivered hereunder, said residue gas shall he valued at the price Warren receives for said gas from the Company, Division, or Department utilizing such gas.

The volume of surplus residue gas available for sale from the gas delivered hereunder shall be the remainder obtained by subtracting the volume, determined either by estimate or measurement, that actually was delivered to Seller for lease operation during the month for which settlement is to be made from the volume of "residue gas remaining" determined by application of Paragraph 5 hereof. The volume of surplus residue gas sold from the gas delivered hereunder shall be deemed to be that proportionate part of the total volume of surplus residue gas sold from Buyer's plant which the volume of surplus residue gas available for sale from the gas delivered to Buyer hereunder, determined as heretofore provided, bears to the total volume of surplus residue gas available for sale from all gas delivered to Buyer for processing in such plant.

11.     SEVERANCE  TAXES - Buyer hereby agrees to reimburse Seller for all state
        ----------------
severance taxes which are actually borne by Seller and which Buyer actually collects from its purchaser of residue gas under the terms of Buyer's residue sales contract or applicable law or regulation.

12.     FUEL  GAS  &  ELECTRICAL  POWER-  In  the event, Buyer elects to utilize
        -------------------------------
electrical power in the operation of compressors at the processing plant or located in the field, such electrical power costs will be allocated to Seller's gas by multiplying the total electrical power cost times a factor, the numerator of which is the volume of gas delivered hereunder and the denominator of which is the total volume of gas utilizing such electrical cost. This total lease allocated electric cost will then be subtracted from the lease residue value before dividing the residue income between Buyer and Seller as provided in Section C of Article 10.

13.     PAYMENT  -  Payment shall he mailed by Buyer not later than the last day
        -------
of each month for all gas purchased hereunder during the preceding month, and at the time payment is made a statement showing full details of the account shall he transmitted to Seller accompanying Buyer's check in payment therefor. Examination by Seller of the books of account kept by Buyer respecting said gas account shall be permitted by Buyer at any and all reasonable hours. All statements rendered to Seller by Buyer during any calendar year shall be conclusively presumed to be true and correct after twenty-four (24) months following the end of any such calendar year, unless within the said twenty-four month period Seller takes written exception therein and makes claim on Buyer for adjustment. Failure on the part of Seller to make claim on Buyer for adjustment within such period shall establish the correctness thereof and preclude the filing of exceptions thereto or making of claims for adjustment thereof. If the lease or leases described herein are owned by two or more parties, the Gas Purchase Statement will be sent to the operator and payment of any sums due to Seller hereunder shall be made to the party designated as Operator of such lease or leases and he shall make proper distribution of the sums to the parties Seller.

14.     TITLE  -  Title to the gas conveyed hereunder shall pass to Buyer at the
        -----
point of delivery. Seller warrants that it has clear title to the gas being conveyed hereunder and that it has good and merchantable title in the leasehold from which the gas is produced. Seller also warrants and represents that it has a good and clear right to sell all of the gas conveyed to Buyer hereunder. Seller also agrees that upon demand by Buyer it will submit abstracts of title covering said leasehold and such other documents as may be necessary or desirable to satisfy the attorneys of Buyer that Seller has good and clear title to the gas being conveyed hereunder; provided, however, that if the title of Seller is questioned, or involved in any action, Buyer shall have the right to withhold payment for such gas without liability for interest during the pendency of such action or until said title is freed from such question, or until Seller furnishes Buyer with a bond acceptable to Buyer that will save Buyer harmless from any losses that may arise from Buyer having made payment to Seller for gas in which Seller did not have a good and clear title.

                                                                  162 (7-85)/GPC

15.     ROYALTY  -  Seller  agrees  to  account  and pay to the persons entitled
        -------
thereto all royalties, overriding royalties, bonus payments and production payments due with respect to the gas sold or delivered hereunder. Seller further agrees to defend, indemnify and hold Buyer harmless from all suits, actions, debts, accounts, damages, costs (including court costs and reasonable attorneys fees), losses and expenses arising from or out of any of said payments.

16.     DRIP  -  Buyer  shall  keep  reasonably  clear  of  obstruction  all its
        ----
pipelines through which said gas is being delivered and shall own all liquids collecting in such lines.

17.     FORCE  MAJEURE-  In  the  event  of  either  party hereto being rendered
        --------------
unable, wholly or in part, by force majeure to carry out its obligations under this Agreement, other than to make payments due hereunder, the obligations of the party suffering force majeure, so as they are affected by such force majeure, shall be suspended to the extent and for the period of such force majeure condition. Such party suffering force majeure shall give notice and full particulars of such force majeure in writing or by telegraph to the other party as soon as possible after the occurrence of the cause. Such cause shall as far as possible he remedied with all reasonable dispatch. The term "force majeure" as employed herein shall mean acts of God, strikes, lockouts or other industrial disputes or disturbances, acts of the public enemy, wars, blockades, insurrections, riots, epidemics, landslides, lightning, earthquakes, fires, storms, floods, washouts, arrests and restraints of governments and people, civil disturbances, explosions, breakage or accidents to machinery or lines of pipe, the making of repairs or alterations to lines of pipe or plants, inability to secure labor or materials, freezing of wells or lines of pipe, partial or entire failure of wells or gas supply, necessity for compliance with any court order, or any law, statute, ordinance, regulation or order promulgated by a governmental authority having jurisdiction, inclement weather that necessitates extraordinary measures and expense to construct facilities and/or maintain operations and any other causes, whether of the kind enumerated herein or otherwise, not within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. Such term shall likewise include (a) in those instances where either party hereto is required to obtain servitudes, right-of-way grants, permits or licenses to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such servitudes, right-of-way grants, permits or licenses, and (b) in those instances where either party hereto is required to furnish materials and supplies for the purpose of constructing or maintaining facilities or is required to secure permits or permissions from any governmental agency to enable such party to fulfill its obligations hereunder, the inability of such party to acquire, or delays on the part of such party in acquiring, at reasonable cost and after the exercise of reasonable diligence, such materials, supplies, permits and permissions. It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the party having the difficulty, and that the above requirements that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes or lockouts by acceding to the demands of opposing party when such course is inadvisable in the discretion of the party having difficulty. Either party may briefly interrupt its performance hereunder for the purpose of making necessary or desirable inspections, alterations and repairs; and the party requiring such relief shall give to the other party reasonable notice of its intention to suspend its performance hereunder, except in cases of emergency where such notice is impracticable or in cases where the operations of the other party will not be affected the party requiring such relief shall endeavor to arrange such interruptions so as to inconvenience the other party as little as possible. Service interruptions on the part of either party which are sanctioned by this provision are expressly included within the definition of "force majeure" for the purposes of this contract.

In the event that during the term of this Agreement Seller claims a suspension of its obligation to deliver gas to Buyer for thirty (30) or more days for the reason of one or more events of force majeure, then the term of this Agreement shall he extended for the number of days during which such force majeure condition is claimed.

                                                                  162 (7-85)/GPC

18.     UNPROFITABLE GAS- If, in Buyer's sole judgment, the gas available at any
        ----------------
delivery point provided for hereunder is or becomes insufficient in volume or liquefiable hydrocarbons content, or for any other cause is or becomes unprofitable for the extraction of liquefiable hydrocarbons therefrom, Buyer shall not be required to take such gas so long as such condition exists. If at any time the volume and/or liquefiable hydrocarbons content of the gas available to Buyer, or any other cause beyond Buyer's control, shall render the operation of Buyer's plant or the gas gathering lines to Seller's lease unprofitable in Buyer's sole judgment, Buyer may by thirty (30) days written notice to Seller cancel this contract.

19.     PRIORITY  RIGHTS  OF SELLER - Seller may, at any time, without liability
        ---------------------------
to Buyer clean out, deepen, or abandon any well or wells on the above-described properties, or may use any efficient, modern, or improved method for the production of oil or gas. Before any well or wells are taken out of service for any reason whatsoever Seller agrees to first shut off the same from communication with Buyer's gathering system.

20.     INDEMNITY  - Seller agrees to defend, indemnify and save harmless Buyer,
        ---------
from and against any and all loss, damage, injury, liability and claims thereof, for injury to or death of any person (including an employee of Seller or Buyer) or for loss or damage to property (including the property of Buyer), resulting from Seller's performance of this Agreement, including such loss, damage, injury, liability and claims as are attributable to the gas covered by this Agreement, prior to the delivery of said gas to Buyer. This indemnity shall apply regardless of whether liability without fault is imposed or sought to be imposed on Buyer. This indemnity shall not apply to the extent that said loss, damage, injury, liability and claims arise from personal injury, death or property damage which is caused by or results from the sole or concurrent negligence of Buyer, or an individual contractor directly responsible to Buyer. Seller and Buyer specifically intend that the foregoing obligation of Seller to defend, indemnify and save harmless shall cover and apply to, but is not limited to, all loss, damage, injury, liability and claims as are caused by, result from or are attributable to the sole, comparative, contributory or concurrent negligence of Seller or any third party.

21.     SCOPE  -  In  the  event the above-described property is covered by more
        -----
than one lease,                   this contract shall be construed as a separate
contract  as  to  each  lease.

22.     TAXES  - Seller shall bear all taxes imposed upon Seller with respect to
        -----
the gas delivered hereunder and Buyer shall bear all taxes imposed upon Buyer with respect to such gas after delivery thereof to Buyer. If required by law or requested by Seller, Buyer shall remit taxes to the proper authority and deduct Seller's portion thereof from Buyer's payment to Seller.

23.     LAWS  AND  REGULATIONS- This contract and all provisions herein shall be
        ----------------------
subject to and performed in accordance with all present and future, applicable and valid orders, laws, rules or regulations of any duly constituted federal, state or local governmental authority now or hereafter having jurisdiction over the parties, their facilities, the gas delivered hereunder, or this Agreement.

24.     TERM  - This Agreement will become effective on the date hereof and will
        ----
remain in full force and effect for a period of five (5) years from the date of initial delivery of gas hereunder. At the end of such period, this Agreement will continue in effect from year-to-year thereafter, until canceled by written notice given by either party to the other not less than one (1) month prior to the end of the initial five (5) year term or any subsequent anniversary date.
However, in the event the oil and gas lease covering the above-described property should terminate before the expiration of the term of this Agreement, then this Agreement shall be canceled contemporaneously with such termination. Upon termination, this Agreement will cease to have any force or effect, except as to unsatisfied obligations or liabilities of either party attributable to the period prior to 12:00 midnight on the date of termination, or arising thereafter as a result of such termination.


                                        9
                                                     (HAND WRITTEN)   C - 162158

                                                                  162 (7-85)/GPC

25.     ASSIGNMENT-  The  provisions of this Agreement shall be binding upon and
        ----------
inure to the benefit of the parties hereto, their heirs, successors and assigns. If Seller assigns or conveys all or any part of the leases or other properties covered hereby, Seller shall provide in any instrument of assignment or conveyance that the leases or other properties are assigned or conveyed subject to the terms and conditions of this Agreement and that the party or parties to whom such assignment or conveyance is made shall be bound by the terms of this Agreement. No assignment of any of Seller's rights or obligations hereunder shall be made without the consent of Buyer, except to any company with which Seller is affiliated or to a trustee or trustees, individual or corporate, as security for bonds, security or other obligations. No transfer of or succession to the interest of Seller hereunder, wholly or partially, shall Affect or bind Buyer until Buyer shall have been furnished with written notice and the original instrument or a certified copy or an acceptable photocopy of the instrument or instruments effecting such changes of ownership.

26.     PRODUCTION  IN  CONFORMANCE  WITH  FLOW  SCHEDULE - In order to maintain
        -------------------------------------------------
maximum plant efficiency on a 24-hour operating schedule, it is desired by the parties hereto to maintain a reasonably uniform rate of flow of gas to said plant over each 24-hour period. It is, therefore, agreed that Seller shall, at its option, either (1) regulate its producing schedule so that the gas shall be supplied from Seller's lease at a reasonably uniform rate of flow; or (2) accept and follow a producing schedule to be established by Buyer for all wells connected to Buyer's plant, provided that Buyer shall consider the wishes of Seller in establishing the producing schedule for Seller's well or wells. Anything else contained in this agreement to the contrary notwithstanding, Seller hereby agrees that in the event it fails to comply with the above provisions of this paragraph, such failure shall give Buyer the right, at its option, to refuse to accept delivery of Seller's gas during any period of such non-compliance.

27.     COUNTERPART SIGNATURES - This Agreement may be executed in any number of
        ----------------------
counterparts, each of which, when executed by [any] Buyer and [any] Seller, shall be deemed to be an original, binding agreement between such Buyer and Seller, as of the effective date hereof, regardless of any failure by one or more parties to execute such contract.

28.     CANDELLATION OF PRIOR CONTRACTS - Upon commencement of deliveries of gas
        -------------------------------
hereunder, this Agreement shall supersede any prior gas contracts and any amendments thereto effective between the parties hereto insofar as such contracts cover the properties hereinbefore described.

          IN  WITNESS  WHEREOF the parties have hereunto subscribed their names.

                                   WARREN  PETROLEUM  COMPANY,
                                   A  Division  of  Chevron  U.S.A.  Inc.


                                   By            (SIGNED)
                                     ---------------------------------
                                             Attorney-in-Fact

                                                 "BUYER'

ATTEST:                              JUBILEE  OIL & GAS CORPORA'I'ION

 Juanda Harrell (SIGNED)             Sidney W. Sers, President(SIGNED)
 -----------------------             ---------------------------------

                                     Sidney  W.  Sers,  President
                                     ---------------------------------

                                                 "SELLER"


                                       10
                                                      (HAND WRITTEN)  C - 162158